Exhibit 10.51

November 7, 2008

Marshall C. Turner

220 Montgomery Street

Penthouse 10

San Francisco, CA 94104

Dear Marshall,

We are pleased to confirm our offer of employment for the position of interim Chief Executive Officer. We would like for you to assume this position as of Wednesday, November 12, 2008. In connection with your appointment as interim Chief Executive Officer, I note that you have resigned from the Compensation Committee and Nominating and Corporate Governance Committee of the MEMC Board of Directors, although you will remain a director of MEMC.

Your salary for serving as interim Chief Executive Officer will be $75,000 per month, which salary will be paid bi-weekly, pursuant to the Company’s standard payroll procedures ($34,615.38 gross amount each bi-weekly payroll period, less applicable withholdings).

In connection with your appointment as interim Chief Executive Officer, on October 29, 2008 you were granted options to purchase 40,000 shares of MEMC common stock priced at the MEMC closing price on the NYSE on that date. These options will vest as follows: 20,000 shares upon the commencement of your employment on November 12, 2008, and 20,000 shares, if you not have voluntarily ended your employment as interim Chief Executive Officer prior thereto, on February 10, 2008. Your entitlement to these is, of course, subject to the terms of the stock option agreement between you and MEMC as well as the terms of the 2001 Stock Incentive Plan under which the options were granted. You may be eligible in future months for additional grants of stock options, subject to the approval of the MEMC Board of Directors.

You will be provided with temporary housing and use of a rental car in the St. Louis area during your term as interim Chief Executive Officer in accordance with the Company’s existing policies. In addition, the Company will pay for your flights between your home and St. Louis during your term as interim Chief Executive Officer, and will pay for your meal expenses while in St. Louis. You will be contacted by MEMC’s Human Resources Department to work out the logistics of these items. The value of these items will be subject to applicable taxation. The Company will “gross you up” on these items for tax purposes.

As an MEMC employee, you will also be eligible to participate in MEMC’s group employee benefit programs. The programs include: PTO (Paid Time Off), 401(k) savings plan, medical plan, dental plan, flexible spending accounts for health and dependent care, group life insurance, supplemental life insurance if you would like, as well as short-term and long-term disability plans. Each plan has its own eligibility criteria and some have contribution requirements. A summary of the MEMC benefit programs will be provided to you by MEMC HR for your review.

Consistent with Company policy, this offer is contingent upon: (1) signing of MEMC’s standard employee confidentiality agreement; (2) successful completion of a medical laboratory screening for

MEMC Electronic Materials, Inc. 501 Pearl Drive (City of O’Fallon), Post Office Box 8 St. Peters, Missouri 63376

Marshall Turner

November 7, 2008

illegal drug use and substance abuse with a test result of negative prior to your start date; (3) your submission of documents sufficient for MEMC to verify that you have the right to work in the United States.

We do not want you to, and we hereby instruct you not to, bring any confidential or proprietary material of any former employer or to violate any other obligations you may have to any former employer. Your employment with MEMC is “at-will.” That means that both you and MEMC have the right to terminate employment for any reason, or no reason, at any time by giving notice as required by your confidentiality agreement with MEMC.

Marshall, we are all excited to work with you during this transition period. Please indicate your acceptance of this offer by signing this original letter and faxing it to MEMC’s General Counsel, Brad Kohn, at 866-773-0791.

If you have any questions, don’t hesitate to call me.

Sincerely,

John Marren
Chairman of the Board of Directors, MEMC

Agreed and accepted:

/s/ Marshall C. Turner
Marshall C. Turner

11-7-08
Date

MEMC Electronic Materials, Inc. 501 Pearl Drive (City of O’Fallon), Post Office Box 8 St. Peters, Missouri 63376